EXHIBIT 10.01

PURCHASE AND SALE AGREEMENT
AND ESCROW INSTRUCTIONS

BY AND BETWEEN

PS BUSINESS PARKS, L.P.,
a California limited partnership

(“Seller”)

and

Triple Net Properties, LLC,
a Virginia limited liability company

(“Buyer”)

Dated effective as of July 1, 2005

TABLE OF CONTENTS

Page
ARTICLE I. PURCHASE AND SALE

Section 1.1	Agreement of Purchase and Sale.

Section 1.2	Property Defined.

Section 1.3	Purchase Price.

Section 1.4	Payment of Purchase Price.

Section 1.5	Opening of Escrow; Deposit.

Section 1.6	Non-Refundable Deposit as Liquidated Damages.

Section 1.7	Escrow Holder.

ARTICLE II. TITLE AND SURVEYEY

Section 2.1	Intentionally Omitted.

Section 2.2	Title Examination.

Section 2.3	Permitted Exceptions.

Section 2.4	Conveyance of Title.

ARTICLE III. CONDITION OF PROPERTY

Section 3.1	Buyer Inspection.

Section 3.2	Environmental Reports.

Section 3.3	Intentionally Omitted.

Section 3.4	No Financing Contingency.

Section 3.5	Review of Tenant Estoppel Certificate.

Section 3.6	Rights Upon Termination.

ARTICLE IV. CLOSING

Section 4.1	Time and Place.

Section 4.2	Seller’s Obligations at Closing.

Section 4.3	Buyer’s Obligations at Closing.

Section 4.4	Escrow Holder’s Obligations at Closing.

Section 4.5	Credits and Prorations.

Section 4.6	Transaction Taxes and Closing Costs.

Section 4.7	Conditions Precedent to Obligation of Buyer.

Section 4.8	Conditions Precedent to Obligation of Seller.

Section 4.9	Related Agreement.

ARTICLE V. REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 5.1	Representations and Warranties of Seller.

Section 5.2	Survival of Seller’s Representations and Warranties.

Section 5.3	Covenants of Seller.

Section 5.4	Representations and Warranties of Buyer.

Section 5.5	Survival of Buyer’s Representations and Warranties.

Section 5.6	Covenant of Buyer.

ARTICLE VI. DEFAULT

Section 6.1	Default by Buyer.

Section 6.2	Default by Seller.

Section 6.3	Recoverable Damages.

ARTICLE VII. RISK OF LOSS

Section 7.1	Minor Damage.

Section 7.2	Major Damage.

Section 7.3	Definition of “Major” Loss or Damage.

ARTICLE VIII. COMMISSIONS

Section 8.1	Brokerage Commissions.

ARTICLE IX. DISCLAIMERS AND WAIVERS

Section 9.1	AS IS SALE; DISCLAIMERS.

Section 9.2	Survival of Disclaimers.

ARTICLE X. MISCELLANEOUS

Section 10.1	Confidentiality.

Section 10.2	Public Disclosure.

Section 10.3	Assignment.

Section 10.4	Notices.

Section 10.5	Modifications.

Section 10.6	Entire Agreement.

Section 10.7	Further Assurances.

Section 10.8	Counterparts.

Section 10.9	Facsimile Signatures.

Section 10.10	Severability.

Section 10.11	Applicable Law.

Section 10.12	No Third-Party Beneficiary.

Section 10.13	Captions.

Section 10.14	Construction.

Section 10.15	Recordation.

Section 10.16	Attorneys’ Fees.

Section 10.17	Time of the Essence.

Section 10.18	Joint and Several Liability

Section 10.19	STATUTORY DISCLAIMER.

EXHIBITS

A	-	PROPERTY ADDRESSES

B	-	LEGAL DESCRIPTION OF LAND

C	-	INTENTIONALLY OMITTED

D	-	ESCROW HOLDER’S GENERAL PROVISIONS

E	-	LIST OF PROPERTY DOCUMENTS (INCLUDING ENVIRONMENTAL REPORTS)

F	-	FORM OF TENANT ESTOPPEL

G	-	FORM OF DEED

H	-	FORM OF BILL OF SALE

I	-	FORM OF ASSIGNMENT AND ASSUMPTION OF LEASES

J	-	FORM OF ASSIGNMENT AND ASSUMPTION OF CONTRACTS AND INTANGIBLES

K	-	FORM OF TENANT NOTICE

L	-	FORM OF FIRPTA CERTFICATE

SCHEDULES

5.1(e)	-	LIST OF LEASES AS OF EFFECTIVE DATE

PURCHASE AND SALE AGREEMENT
AND ESCROW INSTRUCTIONS

THIS PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS (this “Agreement”) is made effective as of July 1, 2005 (the “Effective Date’”), by and between PS BUSINESS PARKS, L.P., a California limited partnership (“Seller”), and Triple Net Properties, LLC, a Virginia limited liability company (“Buyer”).

ARTICLE I.
PURCHASE AND SALE

Section 1.1 Agreement of Purchase and Sale

Subject to the terms and conditions hereinafter set forth, Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller, the following:

(a) those certain tracts or parcels of land situated in the City of Beaverton, County of Washington, Oregon, located at the address set forth in Exhibit A attached hereto and made a part hereof and within the project commonly known as Woodside Corporate Park, all as more particularly described in Exhibit B attached hereto and made a part hereof, together with all rights and appurtenances pertaining to such property, including any right, title and interest of Seller in and to adjacent streets, alleys or rights-of-way (the property described in clause (a) of this Section 1.1 being herein referred to collectively as the “Land”);

(b) the commercial buildings located on the Land and any and all other buildings, structures, fixtures and other improvements affixed to or located on the Land, excluding fixtures owned by tenants (the property described in clause (b) of this Section 1.1 being herein referred to collectively as the “Improvements”);

(c) any and all of Seller’s right, title and interest in and to all tangible personal property located upon the Land or within the Improvements, including, without limitation, any and all appliances, furniture, carpeting, draperies and curtains, tools and supplies, and other items of personal property owned by Seller, located on and used exclusively in connection with the operation of the Land and the Improvements (the property described in clause (c) of this Section 1.1 being herein referred to collectively as the “Personal Property”);

(d) to the extent they are in effect on the date of the Closing (as such term is defined in Section 4.1 hereof), any and all of Seller’s right, title and interest in and to the leases, licenses, and occupancy agreements, including all amendments or modifications thereto or supplements thereof, covering all or any portion of the Real Property (as such term is defined in Section 1.2 hereof) (the property described in clause (d) of this Section 1.1 being referred to collectively as the “Leases”), together with all rents and other sums due thereunder (the “Rents”) and any and all unapplied cash security deposits, letters of credit and other credit enhancements in Seller’s possession in connection therewith (the “Security Deposits”), and

(e) any and all of Seller’s right, title and interest in and to (i) all assignable contracts and agreements (collectively, the “Operating Agreements”) relating to the upkeep, repair, maintenance or operation of the Land, Improvements or Personal Property, (ii) all assignable existing warranties and guaranties (express or implied) issued to Seller in connection with the Improvements or the Personal Property, and (iii) all assignable existing permits, licenses, approvals and authorizations issued by any governmental authority in connection with the Property (the property described in clause (e) of this Section 1.1 being sometimes herein referred to collectively as the “Intangibles”).

Section 1.2 Property Defined

The Land and the Improvements are hereinafter sometimes referred to collectively as the “Real Property.” The Real Property, the Personal Property, the Leases and the Intangibles are hereinafter sometimes referred to collectively as the “Property.”

Section 1.3 Purchase Price

Seller is to sell and Buyer is to purchase the Property for the amount of Twenty-Three Million Six Hundred Thousand and No/100 Dollars ($23,600,000) (the “Purchase Price”).

Section 1.4 Payment of Purchase Price

The Purchase Price, as increased or decreased by prorations and adjustments as herein provided, shall be payable in full at the Closing in cash by wire transfer of immediately available funds to a bank account designated by Seller in writing to Buyer prior to the Closing. On or before 10:30 AM Pacific Time on the Closing Date, Buyer shall deposit into Escrow (as defined in Section 1.5 below), in cash or other immediately available funds, the full amount of the Purchase Price, less the Deposit previously deposited by Buyer into Escrow; provided that said Deposit shall only be applicable to the Purchase Price under the later to Close of this Agreement or the Related Agreement, but not both.

Section 1.5 Opening of Escrow: Deposit

Within two (2) business days after the execution and delivery of this Agreement, Buyer shall deposit with Chicago Title Insurance Company (the “Escrow Holder” and/or the “Title Company”), having its office at 560 E. Hospitality Lane, San Bernardino, Ca. 92408, Attn: Kandy Knotts, a fully executed original or original counterpart(s) of this Agreement and the sum of Two Million and No/100 Dollars ($2,000,000) (the “First Deposit”) in good funds either by certified bank or cashier’s check or by federal wire transfer. Buyer shall deposit with the Escrow Holder the sum of Three Million and No/100 Dollars ($3,000,000) (the “Second Deposit”) in good funds either by certified bank or cashier’s check or by federal wire transfer not later than fifteen (15) days after the Effective Date. In the event Buyer does not timely make such Second Deposit, time being of the essence, this Agreement shall terminate and Seller shall be entitled, as its sole remedy, to retain the First Deposit and neither party shall have any further obligations to the other hereunder, except for those provisions which survive the termination of the Agreement. The First Deposit and the Second Deposit, together with any interest thereon as provided herein, shall hereinafter be referred to collectively as the “Deposit.” “Opening of Escrow” shall be the date upon which a fully executed copy of this Agreement and the First Deposit have been delivered to the Escrow Holder. The Escrow Holder shall give Buyer and Seller and their respective counsels written notice of the date of Opening of Escrow. Escrow Holder shall hold the Deposit in an interest-bearing account of a federally insured bank or savings and loan association reasonably acceptable to Buyer and Seller, and shall otherwise handle the Deposit in accordance with the terms, and conditions of this Agreement. All interest accrued on the Deposit shall be added to and become part of the Deposit. The entire Deposit together with all interest accrued thereon shall be credited to the Purchase Price upon the close of Escrow. Buyer shall be responsible for the payment of all costs and fees imposed on the Deposit account other than Escrow Holder’s fees which shall be paid equally by Buyer and Seller (except as otherwise expressly provided herein). The failure of Buyer to timely deliver any portion of the Deposit hereunder shall be a material default, and if such default is not cured within one (1) business day after Buyer’s receipt of written notice from Seller, then such default shall entitle Seller, at Seller’s sole option, to terminate this Agreement immediately. Except as otherwise specifically provided in this Agreement, the Deposit (including the accrued interest) thereon shall be non-refundable. The parties agree that the Deposit shall serve as the Deposit under both this Agreement and the Related Agreement (as defined below), and that the entire Deposit shall not be applied to the Purchase Price or returned to Buyer, until the Closing or termination of the later of this Agreement and the Related Agreement, and in each case in accordance with the terms of this Agreement or the Related Agreement, as applicable.

Section 1.6 Non-Refundable Deposit as Liquidated Damages

IN THE EVENT THE SALE OF THE PROPERTY AS CONTEMPLATED HEREUNDER IS NOT CONSUMMATED FOR ANY REASON OTHER THAN AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE DEPOSIT (INCLUDING ALL INTEREST EARNED FROM THE INVESTMENT THEREOF) SHALL BE RETAINED BY SELLER AS LIQUIDATED DAMAGES. SELLER’S ACTUAL DAMAGES AND LOST OPPORTUNITY COSTS IN THE EVENT THE SALE IS NOT CONSUMMATED ARE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE AT THE EFFECTIVE DATE. THEREFORE, BY SEPARATELY EXECUTING THIS SECTION 1.6 BELOW, THE PARTIES ACKNOWLEDGE THAT THE AMOUNT OF THE DEPOSIT HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES’ REASONABLE ESTIMATE OF SELLER’S DAMAGES AND LOST OPPORTUNITY COSTS AND AS CONSIDERATION FOR SELLER’S AGREEMENT TO EXECUTE AND DELIVER THIS AGREEMENT WITH BUYER AND NOT A PENALTY, AND SHALL BE SELLER’S SOLE AND EXCLUSIVE RIGHT ARISING FROM BUYER’S FAILURE TO CLOSE. NOTWITHSTANDING THE FOREGOING, IN NO EVENT SHALL THIS SECTION 1.6 LIMIT THE DAMAGES RECOVERABLE BY EITHER PARTY AGAINST THE OTHER PARTY DUE TO THE OTHER PARTY’S OBLIGATION TO INDEMNIFY SUCH PARTY IN ACCORDANCE WITH THIS AGREEMENT OR BY REASON OF THE OTHER PARTY’S OBLIGATION TO PAY THE PREVAILING PARTY’S ATTORNEYS’ FEES AND COSTS PURSUANT TO SECTION 10.16 HEREOF. BY THEIR SEPARATELY EXECUTING THIS SECTION 1.6. BELOW, BUYER AND SELLER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTOOD THE ABOVE PROVISION COVERING LIQUIDATED DAMAGES, AND THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED THE CONSEQUENCES AT THE TIME THIS AGREEMENT WAS EXECUTED. IN THE EVENT THAT FOR ANY REASON THE CLOSING OCCURS UNDER THE RELATED AGREEMENT BUT NOT UNDER THIS AGREEMENT, THE DEPOSIT (INCLUDING ALL INTEREST EARNED FROM THE INVESTMENT THEREOF) SHALL BE RETAINED BY SELLER AS LIQUIDATED DAMAGES.

PS BUSINESS PARKS, L.P., a California	TRIPLE NET PROPERTIES, LLC, a Virginia

limited partnership	limited liability company

By: /S/ EDWARD STOKX	By /S/ LOUIS ROGERS

Name: EDWARD STOKX	Name: LOUIS ROGERS
Title: CFO	Title: PRESIDENT

Section 1.7 Escrow Holder

Escrow Holder shall hold and dispose of the Deposit in accordance with the terms of this Agreement. Escrow Holder shall incur no liability in connection with the safekeeping or disposition of the Deposit for any reason other than Escrow Holder’s breach of contract, willful misconduct or negligence. If Escrow Holder is in doubt as to its duties or obligations with regard to the Deposit, or if Escrow Holder receives conflicting instructions from Buyer and Seller with respect to the Deposit, Escrow Holder shall not be required to disburse the Deposit and may, at its option, continue to hold the Deposit until both Buyer and Seller agree as to its disposition, or until a final judgment is entered by a court of competent jurisdiction directing its disposition, or Escrow Holder may interplead the Deposit in accordance with the laws of the state in which the Property is located. Escrow Holder shall not be responsible for any interest on the Deposit except as is actually earned, or for the loss of any interest resulting from the withdrawal of the Deposit prior to the date interest is posted thereon. Escrow Holder’s General Provisions are attached hereto as Exhibit D and made a part hereof. In the event of any conflict between the terms and provisions of this Agreement and Escrow Holder’s General Provisions, the terms and provisions of this Agreement shall control.

ARTICLE II.
TITLE AND SURVEY

Section 2.1	Intentionally Omitted.

Section 2.2	Title Examination

Prior to the Effective Date, Buyer has had an opportunity to review and investigate any and all conditions and aspects of title to the Property. Any exception to title to which the Property is subject as of the Effective Date shall be deemed conclusively to have been approved by Buyer; provided that Seller covenants to cure all monetary encumbrances at or prior to Closing (except those created by Buyer). The procurement by Seller of a commitment for the issuance of the Title Policy (as defined below) or an endorsement thereto satisfactory to Buyer and insuring Buyer against any title exception which Seller is obligated to cure shall be deemed a cure by Seller.

Section 2.3 Permitted Exceptions

The Property shall be conveyed subject to the following matters, which are hereinafter referred to as the “Permitted Exceptions”:

(a) those exceptions to title to which the Property is subject as of the Effective Date in accordance with Section 2.2 hereof;

(b) the rights of tenants under the Leases;

(c) the lien of all ad valorem real estate taxes and assessments not yet due and payable as of the date of Closing, subject to proration as herein provided;

(d) local, state and federal laws, ordinances or governmental regulations, including but not limited to building and zoning laws, ordinances and regulations, now or hereafter in effect relating to the Property; and

(e) those matters which would be disclosed by an accurate survey or inspection of the Property.

The term “Permitted Exceptions” specifically excludes material matters of title which are not of record on the title as of the Effective Date.

Section 2.4 Conveyance of Title

At Closing, Seller shall convey and transfer to Buyer fee simple title to the Real Property by execution and delivery of the Deed (as defined in Section 4.2(a) hereof). Evidence of delivery of such title shall be the issuance by the Title Company of a current ALTA Standard Coverage Owner’s Policy of Title Insurance (the “Title Policy”) covering the Real Property, in the full amount of the Purchase Price, showing fee title to the Property vested exclusively in Buyer, subject only to the Permitted Exceptions. If prior to the Closing, Buyer shall deliver to the Title Company a new or updated survey(s) of the Real Property meeting the minimum standards of the Title Company for issuance of an ALTA Extended Owner’s Policy of Title Insurance, then Buyer shall be entitled to obtain an ALTA Extended Coverage Owner’s Policy of Title Insurance in lieu of a ALTA Standard Coverage Owner’s Policy so long as the Closing is not thereby delayed. Buyer shall pay the additional premium for such policy and the cost of any required or requested surveys.

ARTICLE III.
CONDITION OF PROPERTY

Section 3.1 Buyer Inspection

(a) During the period from the Effective Date and ending at 5:00 p.m. (local time at the Property) on the date which is fifteen (15) days after the Effective Date, Buyer shall have the right (a) to review and investigate any and all conditions and aspects of the Property in its sole discretion (except as expressly provided below and except for title and survey matters, which shall be governed by Article II hereof), including without limitation, those items listed in Exhibit E attached hereto (the “Property Documents”), and (b) at Buyer’s sole cost and expense, to make physical inspections of the Real Property, including, but not limited to, an inspection of the environmental condition thereof pursuant to the terms and conditions of this Agreement, to examine at the Property documents and files located at the Property concerning the leasing, maintenance and operation of the Property, but excluding Seller’s partnership or corporate records, and similar proprietary, confidential or privileged information (collectively, the “Confidential Documents”). If required by law, Seller has provided a Natural Hazards Disclosure Report or similar disclosure report prior to the Effective Date.

(b) Any on-site inspections of the Property shall occur only (i) at reasonable times during normal business hours agreed upon by Seller and Buyer after at least one (1) business day’s prior written notice to Seller; (ii) in a manner that will not unreasonably damage the Property, unreasonably disturb or disrupt the business activities of Seller or unreasonably interfere with the use of the Property by Seller or its tenants; and (iii) after delivery of evidence satisfactory to Seller that commercial general liability insurance in an amount not less than $2,000,000.00 per occurrence respecting such work has been obtained by Buyer naming as additional insureds Seller and any other person or entity designated by Seller as having an insurable interest in the same. Seller may have a representative present during any such inspections. If Buyer desires to do any invasive testing at the Property, Buyer shall do so only after notifying Seller and obtaining Seller’s prior written consent thereto, which consent may be given or withheld in the sole discretion of Seller and may further be subject to any terms and conditions imposed by Seller in its sole discretion, including, without limitation, the prompt restoration of the Property to substantially its condition prior to any such inspections or tests, at Buyer’s sole cost and expense. Buyer shall keep the Property free and clear of any liens arising out of Buyer’s entry onto or inspection of the Property. At Seller’s option, Buyer will furnish to Seller copies of any reports received by Buyer relating to any inspection of the Property, without representation or warranty of any kind (express, implied or otherwise) as to the content and accuracy thereof, and at no charge to Seller other than the costs of reproduction; provided that furnishing such materials would not constitute a violation by Buyer of an agreement with any third party. Buyer agrees to protect, indemnify, defend (with counsel satisfactory to Seller) and hold Seller harmless from and against any claim for liabilities, losses, costs, expenses (including reasonable attorneys’ fees), damages or injuries arising out of, or directly resulting from the inspection of the Property by Buyer or its agents or consultants, and notwithstanding anything to the contrary in this Agreement, such obligation to indemnify and hold harmless Seller shall survive Closing or any termination of this Agreement.

(c) Buyer’s right of access to the Property shall also include the right during the period from Effective Date through the date which is fifteen (15) days after the Effective Date to meet and confer with tenants of the Property on the following terms and conditions:

(i) Buyer shall give Seller not less than two (2) business days prior notice of its desire to meet with a certain tenant;

(ii) Seller shall arrange the meeting with such tenant;

(iii) Buyer shall not disclose to any tenant any of the terms or conditions which are set forth in this Agreement;

(iv) Seller shall have the right to have a representative present at all times during each meeting with a tenant; and

(v) Buyer shall not enter into any agreement with or make any commitment of any nature whatsoever to any tenant that would in any way be binding upon Seller.

Section 3.2 Environmental Reports

BUYER ACKNOWLEDGES THAT (1) BUYER HAS RECEIVED COPIES OF THE ENVIRONMENTAL REPORTS LISTED ON EXHIBIT E AS PART OF THE PROPERTY DOCUMENTS WITHOUT REPRESENTATION AND WARRANTY, AND (2) IF SELLER DELIVERS ANY ADDITIONAL ENVIRONMENTAL REPORTS TO BUYER, BUYER WILL ACKNOWLEDGE IN WRITING THAT IT HAS RECEIVED SUCH REPORTS PROMPTLY UPON RECEIPT THEREOF. SELLER SHALL HAVE NO LIABILITY OR OBLIGATION WHATSOEVER FOR ANY INACCURACY IN OR OMISSION FROM ANY ENVIRONMENTAL REPORT. BUYER SHALL HAVE NO CLAIMS AGAINST THE PREPARER OF ANY ENVIRONMENTAL REPORT PROVIDED BY SELLER. BUYER HAS CONDUCTED ITS OWN INVESTIGATION OF THE ENVIRONMENTAL CONDITION OF THE PROPERTY TO THE EXTENT BUYER DEEMS SUCH AN INVESTIGATION TO BE NECESSARY OR APPROPRIATE.

Section 3.3	Intentionally Omitted.

Section 3.4	No Financing Contingency

It is expressly agreed that there shall not be any conditions making Buyer’s obligations under this Agreement contingent upon the obtaining of any financing by Buyer, and the Purchase Price shall be on an “ALL CASH” basis in accordance with Section 1.4 of this Agreement.

Section 3.5 Review of Tenant Estoppel Certificate

Seller shall have a one time obligation to deliver to each tenant under a Lease an estoppel certificate in substantially one of the forms attached hereto as Exhibit F (or a substantially similar form) with such reasonable modifications as Buyer’s lender may require or in the form required to be executed by a tenant under its Lease (the “Tenant Estoppels”) and shall request that the tenants complete and sign the Tenant Estoppels and return them to Seller. Seller shall use reasonable efforts to prepare and deliver to Buyer a Tenant Estoppel completed for each tenant under a Lease of the Property in effect as of such date for Buyer’s review and approval, which approval shall not be unreasonably withheld, prior to delivery of such Tenant Estoppel to the applicable signatories. If Buyer does not object in writing to Seller to a proposed Tenant Estoppel within five (5) business days after receipt of the same, then such Tenant Estoppel shall be deemed approved for delivery to the tenant. Once approved or deemed approved for delivery to the tenants as provided herein, Seller deliver such completed Tenant Estoppels to the tenants for signature. Upon delivery of the completed Tenant Estoppels to the tenants, Seller shall request that each tenant sign the Tenant Estoppels and return them to Seller within ten (10) days after such tenant’s receipt of the same. Seller shall use reasonable efforts to obtain an executed Tenant Estoppel from each of the tenants at the Property within twenty (20) days after delivery of such Tenant Estoppels to the tenants. Seller shall deliver copies of the completed Tenant Estoppels to Buyer as and when Seller receives them.

Section 3.6 Rights Upon Termination

If this Agreement is terminated by Seller in the manner and within the applicable time period provided pursuant to Sections 4.8 or 6.1, then (i) the Deposit plus all accrued interest thereon shall be delivered to Seller as provided in Section 1.6, (ii) all instruments in Escrow shall be returned to the party depositing the same, (iii) Buyer shall return all items previously delivered by Seller to Buyer, and at the request of Seller, copies of any reports, surveys or other studies or investigations prepared or received by Buyer relating to the Property, provided, however, that Buyer shall only be obligated to deliver third party reports to the extent it is permitted to do so without violating agreements with third parties, (iv) Buyer and Seller shall each pay one-half (1/2) of all Escrow and title cancellation charges, and (v) neither party shall have any further rights, obligations or liabilities whatsoever to the other party concerning the Property by reason of this Agreement, except for any indemnity obligations of either party pursuant to the provisions of this Agreement or otherwise expressly stated in this Agreement to survive termination. If this Agreement is terminated by Buyer pursuant to Sections 4.7,6.2 or 7.2, then the above procedure shall be followed except that Deposit plus all accrued interest thereon shall be delivered to Buyer, except that in the event Buyer elects to pursue the remedy of specific performance, the Deposit shall remain with Escrow Holder.

ARTICLE IV.
CLOSING

Section 4.1 Time and Place

The consummation of the transaction contemplated hereby (the “Closing”) shall be consummated on that date which is forty-five (45) days following the Effective Date, or such sooner date as the parties may mutually agree; provided, however, if such day is not a business day, then the Closing shall occur on the next following business day (the “Closing Date”). The term “Closing” is used in this Agreement to mean the time and date the transactions hereby are closed and the Title Policy is issued, regardless of whether the Deed is actually recorded in the land records in which the Property is situated.

Notwithstanding the foregoing, either party may, in its sole discretion, extend the Closing Date for a period of up to thirty (30) days upon notice to the other party hereto. In the event either party so extends the Closing Date, either party may further extend the Closing Date for a period of up to thirty (30) days with the consent of the other party hereto, such consent not to be unreasonably withheld.

The Closing shall be consummated through the Escrow administered by Escrow Holder. At the Closing, Seller and Buyer shall perform the obligations set forth in, respectively, Section 4.2 and Section 4.3 hereof, the performance of which obligations shall be covenants to the parties to perform and shall be concurrent conditions.

Section 4.2 Seller’s Obligations at Closing

At, or prior to Closing, Seller shall (except as otherwise expressly provided below):

(a) deliver to Buyer through Escrow a duly executed and acknowledged grant, bargain and sale deed in the form attached hereto as Exhibit G (the “Deed”);

(b) deliver to Buyer through Escrow a duly executed bill of sale in the form attached hereto as Exhibit H (the “Bill of Sale”);

(c) assign to Buyer, and Buyer shall assume through Escrow the landlord/lessor interest in and to the Leases, Rents, and Security Deposits, and any and all Leasing Commissions and Tenant Inducement Costs, to the extent provided in Section 4.5(b)(v) hereof, by duly executed assignment and assumption agreement (the “Assignment of Leases”) in the form attached hereto as Exhibit I;

(d) to the extent assignable, assign to Buyer, and Buyer shall assume, through Escrow Seller’s interest in the Operating Agreements and the other intangibles by duly executed assignment and assumption agreement (the “Assignment of Contracts”) in the form attached hereto as Exhibit J;

(e) within five (5) business days following the Closing, join with Buyer outside of Escrow to execute notices in the form attached hereto as Exhibit K (the “Tenant Notices”), which Buyer shall send to each tenant under each of the Leases promptly after the Closing, informing such tenant of the sale of the Property and of the assignment to Buyer of Seller’s interest in, and obligations under, the Leases (including, if applicable, any Security Deposits), and directing that all Rent and other sums payable after the Closing under such Lease be paid as set forth in the notice;

(f) if any representation or warranty of Seller needs to be modified due to changes since the Effective Date, deliver to Buyer through Escrow a certificate, dated as of the date of Closing and executed on behalf of Seller by a duly authorized officer thereof, identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change. In no event shall Seller be liable to Buyer for, or be deemed to be in default hereunder by reason of, any breach of representation or warranty which results from any change that (i) occurs between the Effective Date and the date of Closing, and (ii) is expressly permitted under the terms of this Agreement or is beyond the reasonable control of Seller to prevent. The occurrence of a change in a representation and warranty which shall, if materially adverse to Buyer, constitute the non-fulfillment of the condition set forth in Section 4.7(b) hereof. If, despite changes or other matters described in such certificate, the Closing occurs, Seller’s representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in such certificate;

(g) deliver to the Title Company such evidence as the Title Company may reasonably require as to the authority of the Person or persons executing documents on behalf of Seller;

(h) deliver to Buyer through Escrow a certificate in the form attached hereto as Exhibit L duly executed by Seller;

(i) within one (1) business day following the Closing, deliver to Buyer outside of Escrow or at the Property the original Leases and the Operating Agreements, together with such leasing and property files and records which are material in connection with the continued operation, leasing and maintenance of the Property, including current financial statements but excluding any Confidential Documents. Prior to the Closing, Seller may, at its sole cost, make and return a copy of all files, records and documents which Seller has delivered to Buyer. In addition, for a period of three (3) years after the Closing, Buyer shall allow Seller and its representatives access without charge to all files, records and documents delivered to Buyer at or in connection with the Closing, upon reasonable advance notice and at reasonable times, to make copies of any and all such files, records and documents, which right shall survive the Closing;

(j) deliver such affidavits as may be customarily and reasonably required by the Title Company, in a form reasonably acceptable to Seller;

(k) deliver to Buyer exclusive possession and occupancy of the Property, subject to the Permitted Exceptions;

(l) execute and deliver a closing statement acceptable to Seller through Escrow; and

(m) deliver such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement.

Section 4.3 Buyer’s Obligations at Closing

At, or prior to Closing, Buyer shall:

(a) pay to Seller through Escrow the full amount of the Purchase Price (due credit shall be given for the Deposit as provided herein), as increased or decreased by prorations and adjustments as herein provided in immediately available wire transferred funds pursuant to Section 1.4 hereof;

(b) join Seller in execution and delivery through Escrow of the Assignment of Leases and Assignment of Contracts;

(c) if any representation or warranty of Buyer set forth in Section 5.4 hereof needs to be modified due to changes since the Effective Date, deliver to Seller through Escrow a certificate, dated as of the date of Closing and executed on behalf of Buyer by a duly authorized representative thereof, identifying any such representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change. In no event shall Buyer be liable to Seller for, or be deemed to be in default hereunder by reason of any breach of representation or warranty set forth in Section 5.4 hereof which results from any change that (i) occurs between the Effective Date and the date of Closing and (ii) is expressly permitted under the terms of this Agreement or is beyond the reasonable control of Buyer to prevent. The occurrence of a change in a representation or warranty which shall, if materially adverse to Seller, constitute the non-fulfillment of the conditions set forth in Section 4.8(c) hereof. If, despite changes or other matters described in such certificate, the Closing occurs, Buyer’s representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in such certificate;

(d) deliver to Seller such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Buyer,

(e) deliver such affidavits, as may be customarily and reasonably required by the Title Company, in a form reasonably acceptable to Buyer;

(f) execute and deliver a closing statement acceptable to Buyer through Escrow; and

(g) deliver such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement.

Section 4.4 Escrow Holder’s Obligations at Closing

Escrow Holder shall undertake the following at or promptly after Closing:

(a) If necessary, Escrow Holder is authorized and instructed to insert the date Escrow closes as the effective date of any documents conveying interests herein or which are to become operative as of the Closing Date;

(b) Cause the Deed and any other recordable instruments which the parties so direct to be recorded in the Official Records of the Recorder of the County in which the Property is located. If permitted by applicable law, Escrow Holder is hereby instructed not to affix the amount of the documentary transfer tax on the face of the Deed but to pay on the basis of a separate affidavit of Seller not made a part of the public record;

(c) Cause each non-recorded document to be delivered to the party acquiring rights thereunder, or for whose benefit such document was obtained; and

(d) Deliver to Buyer the Title Policy and to Seller the Seller’s Policy.

Section 4.5 Credits and Prorations

(a) All income and expenses of the Property shall be apportioned as of 12:01 a.m. on the day of Closing as if Buyer were vested with title to the Property during the entire day upon which Closing occurs. Such prorated items include without limitation the following:

(i) all Rents and any other income with respect to the Property received by the Closing, if any;

(ii) taxes and assessments (including personal property taxes on the Personal Property) levied against the Property;

(iii) utility charges for which Seller is liable, if any, such charges to be apportioned at Closing on the basis of the most recent meter reading occurring prior to Closing (dated not more than fifteen (15) days prior to Closing) or, if unmetered. on the basis of a current bill for each such utility;

(iv) all amounts payable with respect to Operating Agreements and all Leasing Commissions and Tenant Inducement Costs as provided in Section 4.5(b)(v) below; and

(v) any other operating expenses or other items pertaining to the Property which are customarily prorated between a buyer and a seller in the County in which the Property is located.

(b) Notwithstanding anything contained in Section 4.5(a) hereof:

(i) At Closing, Seller shall, at Seller’s option, either (A) deliver to Buyer any Security Deposits actually held by Seller pursuant to the Leases (to the extent such Security Deposits have not been applied against delinquent Rents) or (B) credit to the account of Buyer the amount of such Security Deposits held by Seller pursuant to the Leases (to the extent such Security Deposits have not been applied against delinquent Rents); provided, however, that all non-cash Security Deposits, if any, shall be transferred to Buyer by appropriate transfer documentation and Seller shall pay all fees and charges, if any, in connection therewith;

(ii) Any property taxes and assessments paid at or prior to Closing shall be prorated based upon the amounts actually paid. If taxes and assessments due and payable during the year of Closing have not been paid before Closing, Seller shall be charged at Closing an amount equal to that portion of such taxes and assessments which relates to the period before Closing and Buyer shall pay the taxes and assessments prior to their becoming delinquent. Any such apportionment made with respect to a tax year for which the tax rate or assessed valuation, or both, have not yet been fixed shall be based upon the tax rate and/or assessed valuation fixed. To the extent that the actual taxes and assessments for the current year differ from the amount apportioned at Closing, the parties shall make all necessary adjustments following the Closing by appropriate payments between themselves within thirty (30) days after such amounts are determined, subject to the provisions of Section 4.5(d) hereof. Buyer shall pay all supplemental taxes resulting from the change in ownership and reassessment occurring as the result of the Closing pursuant to this Agreement;

(iii) Charges referred to in Section 4.5(a) hereof which are payable by any tenant directly to a third party shall not be apportioned hereunder, and Buyer shall accept title subject to any of such charges unpaid and Buyer shall look solely to the tenant responsible therefor for the payment of such charges. If Seller shall have paid any of such charges on behalf of any tenant, and shall not have been reimbursed there for by the time of Closing, Buyer shall remit such amounts to Seller when the tenant actually makes reimbursement for them; provided that Buyer covenants to use commercially reasonable efforts to collect the same from tenants following the Closing, and Seller’s obligations to do so shall survive the Closing or any termination of this Agreement;

(iv) As to utility charges referred to in Section 4.5(a)(iii) hereof, Seller may upon notice to Buyer elect to pay one or more of all of said items accrued to the date hereinabove fixed for apportionment directly to the person or entity entitled thereto, and to the extent Seller so elects, such item shall not be apportioned hereunder, and Seller’s obligation to pay such item directly in such case shall survive the Closing or any termination of this Agreement;

(v) On the Closing Date Buyer shall be responsible for the payment of (A) all Tenant Inducement Costs (as hereinafter defined) and Leasing Commissions (as hereinafter defined) which become due and payable (whether before or after Closing) as a result of any New Lease Documents (as defined below) executed prior to Closing and approved or deemed approved by Buyer pursuant to Section 5.3(b); and (B) all Tenant Inducement Costs and Leasing Commissions with respect to New Lease Documents, signed or entered into from and after the date of Closing; provided, however, that to the extent any tenant under a New Lease Document signed or executed after the Effective Date commences payment of Rent under such New Lease Document prior to the Closing, then with respect to such Tenant Inducement Costs and Leasing Commission Costs relating thereto, the same shall be prorated between Buyer and Seller, with Buyer responsible for that portion thereof equal to the number of days in the stated term of such New Lease Document after the Closing and Seller responsible for that portion thereof equal to the number of days in the stated term prior to the Closing. The term “Tenant Inducement Costs” shall mean any payments required under a Lease to be paid by the landlord thereunder to or for the benefit of the tenant thereunder which is in the nature of a tenant inducement, including specifically, without limitation, tenant improvement costs, lease buyout costs, and moving, design, refurbishment, free rent, and club membership allowances. The term “Leasing Commissions” includes all expenses connected with or arising out of the negotiation, execution and delivery of the Leases executed after the Effective Date, including brokers’ commissions, leasing fees and legal fees, if any. Seller shall be responsible for all Leasing Commissions and Tenant Inducement Costs with respect to all Leases executed or signed prior to the Effective Date;

(vi) Unpaid and delinquent Rent collected by Seller and Buyer after the date of Closing shall be delivered as follows: (a) if Seller collects any unpaid or delinquent Rent for the Property, Seller shall, within fifteen (15) days after the receipt thereof, deliver to Buyer any such Rent which Buyer is entitled to hereunder relating to the date of Closing and any period thereafter, and (b) if Buyer collects any unpaid or delinquent Rent from the Property, Buyer shall, within fifteen (15) days after the receipt thereof, deliver to Seller any such Rent which Seller is entitled to hereunder relating to the period prior to the date of Closing. Seller and Buyer agree that (i) all Rent received by Seller or Buyer shall be applied first to current Rent and then to delinquent Rent, if any, in the inverse order of maturity.

Buyer will use commercially reasonable efforts after Closing to collect all Rents in the usual course of Buyer’s operation of the Property, but Buyer will not be obligated to institute any lawsuit or other collection procedures to collect delinquent Rents. Seller may attempt to collect any delinquent Rents owed to Seller and, after prior written notice to Buyer, may institute any lawsuit or collection procedures, but may not evict any tenant. If there shall be any Rents or other charges under any Leases which, although relating to a period prior to Closing, do not become due and payable until after Closing or are paid prior to Closing but are subject to adjustment after Closing (such as year end common area expense reimbursements and the like), then any Rents or charges of such type received by Buyer or its agents or Seller or its agents subsequent to Closing shall, to the extent applicable to a period extending through the Closing, be prorated between Seller and Buyer as of Closing and Seller’s portion thereof shall be remitted promptly to Seller by Buyer together with a detailed accounting certified by Buyer’s chief financial officer. Notwithstanding anything to the contrary herein, Seller shall be entitled to a credit at Closing equal to one hundred percent (100%) of the amount of all accounts receivable less than thirty-one (31) days old as of the Closing.

Any percentage rent, escalation charges for real estate taxes, parking charges, operating and maintenance expenses, escalation rents or charges, electricity charges, cost of living increases or any other charges of a similar nature other than fixed or base rent under the Leases (collectively, the “Additional Rents”) shall be prorated as of the Closing Date between Buyer and Seller on or before the date which is sixty (60) days following the end of the calendar year in which the closing occurs based on the actual number of days of the year and month which shall have elapsed as of the Closing Date. Prior to the end of the calendar year in which the closing occurs, Seller shall provide Buyer with information regarding Additional Rents which were received by Seller prior to closing and the amount of reimbursable expenses paid by Seller prior to closing. On or before the date which is sixty (60) days following the end of the calendar year in which the closing occurs, Buyer shall deliver to Seller a reconciliation of all expenses reimbursable by tenants under the Leases, and the amount of Additional Rents received by Seller and Buyer relating thereto (the “Reconciliation”). Upon reasonable notice and during normal business hours, each party shall make available to the other all information reasonably required to confirm the Reconciliation. In the event of any overpayment of Additional Rents by the tenants to Seller, Seller shall promptly, but in no event later than fifteen (15) days after receipt of the Reconciliation, pay to Buyer the amount of such overpayment and Buyer, as the landlord under the particular Leases, shall pay or credit to each applicable tenant the amount of such overpayment. In the event of an underpayment of Additional Rents by the tenants to Seller, Buyer shall pay to Seller the amount of such underpayment within fifteen (15) days following Buyer’s receipt of any such amounts from the tenants.

(c) Seller may prosecute at Seller’s cost an appeal of the real property tax assessment for any tax years to and including the tax year in which the Closing occurs, and may take related action which Seller deems appropriate in connection therewith. Buyer shall cooperate with Seller in connection with such appeal and collection of a refund of real property taxes paid, provided that Buyer shall not be obligated to incur any material cost in doing so. Seller owns and holds all right, title and interest in and to such appeal and refund respecting time periods up to (but not including) the Closing Date, and all amounts payable in connection therewith shall be paid directly to Seller by the applicable authorities. If such refund or any part thereof is received by Buyer, then Buyer shall promptly pay such amount to Seller. Any refund received by Seller shall be distributed as follows: first, to reimburse Seller for all costs incurred in connection with the appeal; second, with respect to refunds payable to tenants of the Real Property pursuant to the Leases, to such tenants in accordance with the terms of such Leases; and third, to Seller to the extent such appeal covers the period prior to the Closing, and to Buyer to the extent such appeal covers the period as of the Closing and thereafter. If and to the extent any such appeal covers the period after the Closing, Buyer shall have the right to participate in such appeal.

(d) Except as otherwise provided herein, any revenue or expense amount which cannot be ascertained with certainty as of Closing shall be prorated on the basis of the parties’ reasonable estimates of such amount, and shall be the subject of a final proration sixty (60) days after Closing, or as soon thereafter as the precise amounts can be ascertained. Buyer shall promptly notify Seller when it becomes aware that any such estimated amount has been ascertained. Once all revenue and expense amounts have been ascertained, Buyer shall prepare, and certify as correct, a final proration statement which shall be subject to Seller’s approval. Upon Seller’s acceptance and approval of any final proration statement submitted by Buyer, such statement shall be conclusively deemed to be accurate and final.

(e) The provisions of this Section 4.5 shall survive Closing.

Section 4.6 Transaction Taxes and Closing Costs.

(a) Seller and Buyer shall execute such returns, questionnaires and other documents as shall be required with regard to all applicable real property transaction taxes imposed by applicable federal, state or local law or ordinance;

(b) Seller shall pay the fees of any counsel representing Seller in connection with this transaction. Seller shall also pay the following costs and expenses:

(i) one-half (1/2) of the escrow fee, if any, which is charged by the Escrow Holder or Title Company;

(ii) the premium for the ALTA Standard Coverage Owner’s Policy of Title Insurance to be issued to Buyer by the Title Company at Closing;

(iii) the fees for recording the Deed and any additional recording fees incurred in connection with the satisfaction of Seller’s obligations hereunder (if any);

(iv) one-half (1/2) of any documentary transfer tax or similar tax (including, without limitation, City and County documentary transfer taxes, as applicable) which becomes payable by reason of the transfer of the Property (collectively, “Transfer Taxes”); and

(v) the brokerage fees due to Seller’s Broker (as defined in Section 8.1 below), if any.

(c) Buyer shall pay the fees of any counsel representing Buyer in connection with this transaction. Buyer shall also pay the following costs and expenses:

(i) one-half (1/2) of (A) the escrow fee, if any, which is charged by the Escrow Holder or Title Company and (B) the Transfer Taxes;

(ii) the premium for the Owner’s Policy of Title Insurance to be issued to Buyer by the Title Company at Closing, and all endorsements thereto, but only to the extent that those costs exceed the cost of a ALTA Standard Coverage Owner’s Policy;

(iii) any recording fees incurred in connection with the satisfaction of Buyer’s obligations hereunder (if any); and

(iv) the cost of any new or updated surveys required by Buyer.

(d) The Personal Property is included in this sale without charge, Buyer shall be responsible for the amount of any and all sales or similar taxes payable in connection with the transfer of the Personal Property;

(e) All costs and expenses incident to this transaction and the Closing thereof, and not specifically described above, shall be paid by the party incurring same; and

(f) The provisions of this Section 4.6 shall survive the Closing.

Section 4.7 Conditions Precedent to Obligation of Buyer

The obligation of Buyer to consummate the transaction contemplated hereunder shall be subject to the fulfillment on or before the date of Closing of all of the conditions set forth in this Section 4.7 below, any or all of which may be waived by Buyer in its sole and absolute discretion. Except as provided in Section 6.1, in the event Buyer terminates this Agreement due to the nonsatisfaction of any such conditions, then the termination provisions set forth in Section 3.6 above shall apply.

(a) Seller shall have delivered to Buyer (or to Buyer through the Escrow Holder) all of the items required to be delivered to Buyer pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.2 hereof;

(b) All of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date of Closing;

(c) Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the date of Closing; and

(d) The Title Company shall have issued or irrevocably committed to issue the Title Policy, which includes no exceptions other than the Permitted Exceptions.;

(e) Seller shall have obtained and delivered to Buyer, no later than three (3) business days prior to Closing, Tenant Estoppels from all tenants occupying 13,000 square feet or more (each, a “Major Tenant”) and (b) Tenant Estoppels from other tenants sufficient so that the Seller has delivered Tenant Estoppels from tenants representing in the aggregate, at least seventy-five percent (75%) of the aggregate occupied square footage of the Property and the Related Property (the “Estoppel Requirement”), in each case substantially consistent with the form Tenant Estoppels sent to such tenants in accordance with Section 3.5 hereof.

If on the date that is three (3) days prior to the Closing Date Seller has obtained and furnished to Buyer Tenant Estoppels from each of the Major Tenants but has not obtained and furnished to Buyer sufficient Tenant Estoppels to satisfy the Estoppel Requirement, then the Seller, at its election, may deliver a seller estoppel certificate relating to Leases which, when combined with the Tenant Estoppels delivered to Buyer, satisfies the Estoppel Requirement, in which event the condition to Closing set forth in this Section 4.7(e) shall be deemed to have been satisfied; provided that such seller estoppel shall run for the benefit of both Buyer and its lender. If Seller delivers its seller estoppel certificate with respect to any tenant, Seller shall be entitled after Closing to continue to deal with any tenant who has not delivered an estoppel certificate to attempt to obtain a Tenant Estoppel from such tenant, and Buyer shall reasonably cooperate with Seller in such attempt. If a Tenant Estoppel is delivered to Buyer after the Closing with respect to any tenant for whom Seller has delivered its certificate at Closing pursuant to this Section, Seller’s estoppel certificate with respect to such tenant shall automatically be deemed null and void as to matters covered in the applicable Tenant Estoppel. With respect to any statement or certification relating to a tenant contained in a Seller’s estoppel certificate, Seller may qualify said statement or certification therein by a “best of knowledge” standard or similar provision.

(f) No Major Tenant shall (i) be in material default under its Lease; (ii) have filed bankruptcy or sought any similar debtor protective measure or be the subject of an involuntary bankruptcy; or (iii) have given notice of intent to do any of the foregoing.

Section 4.8 Conditions Precedent to Obligation of Seller

The obligation of Seller to consummate the transaction contemplated hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Seller in its sole and absolute discretion:

(a) Seller shall have received the Purchase Price as adjusted as provided herein, and payable in the manner provided for in this Agreement;

(b) Buyer shall have delivered to Seller (or to Seller through the Escrow Holder) all of the items provided for in Section 4.3 hereof;

(c) All of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the date of Closing; and

(d) Buyer shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Buyer as of the date of Closing,

Section 4.9 Related Agreement

Concurrent with the execution of this Agreement, Seller, as seller, and an affiliate of Buyer, as buyer (“Related Buyer”), are entering into a Purchase and Sale Agreement (the “Related Agreement”) for the sale by Seller to Related Buyer of certain additional property within the Woodside Corporate Park (the “Related Property”). As a condition precedent to Seller’s obligations to Closing, the closing pursuant to the Related Agreement must occur simultaneously. It is the specific intent of Seller that Buyer and Related Buyer must purchase both the Property pursuant to this Agreement and the Related Property pursuant to the Related Agreement, and a default by Related Buyer or Seller under the Related Agreement shall be a default by Buyer or Seller, as applicable, under this Agreement. If for any reason the Closing Date under the Related Agreement is extended, the Closing Date hereunder shall automatically be extended to the same day. Notwithstanding any provision of this Agreement to the contrary, under no circumstances shall the Closing under this Agreement occur prior to the Closing under the Related Agreement without the prior consent of Seller, which consent may be withheld in Seller’s sole discretion.

ARTICLE V.
REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 5.1 Representations and Warranties of Seller

Seller hereby represents and warrants to Buyer as of the Effective Date that:

(a) Seller has been duly organized, is validly existing under the laws of the State of California, and is qualified to do business in California and in the State in which the Property is located;

(b) Seller has the full right and authority to enter into this Agreement, to transfer all of the Property and to consummate or cause to be consummated the transaction contemplated by this Agreement;

(c) the person signing this Agreement on behalf of Seller is authorized to do so;

(d) Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended;

(e) Schedule 5.1(e) sets forth a complete and correct list of the common name of each tenant under the Leases as of the Effective Date, together with the building and suite number of the space occupied by each tenant;

(f) Seller is not a party to any contracts or agreements relating to the upkeep, repair, maintenance, construction, management, leasing or operation of the Property except for the Operating Agreements;

(g) to the Knowledge of Seller (as defined below), there is no action, suit, arbitration or other legal proceeding pending against the Property or against Seller challenging Seller’s authority to execute and deliver this Agreement or to consummate the transaction contemplated hereby;

(h) to the Knowledge of Seller, Seller has not received written notice of any condemnation proceedings (or similar proceeding) relating to the Property; and

(i) to the Knowledge of Seller, Seller has not received written notice of any uncured violation of any federal, state or local law relating to the use or operation of the Property which would materially adversely affect the Property or the use thereof taken as a whole.

The term “Knowledge” as used herein with respect to Seller, shall mean the current actual and not implied or constructive knowledge, and without the duty of investigation or inquiry, of Brett Franklin. The representations and warranties contained in this Section 5.1 shall be deemed to have been made again as of the Closing, subject to Section 4.2(f) hereof.

Section 5.2 Survival of Seller’s Representations and Warranties

The representations and warranties of Seller set forth in Section 5.1 hereof, as updated as of the Closing in accordance with the terms of this Agreement, shall survive Closing for a period of three (3) months following the Closing. No claim for a breach of any representation or warranty of Seller shall be actionable or payable if the breach in question results from or is based on a condition, state of facts or other matter which was known to Buyer prior to Closing, if Buyer elects to consummate the transactions described herein with such knowledge. Seller shall have no liability to Buyer for a breach of any representation or warranty unless (a) the valid claims for all such breaches collectively aggregate more than Fifty Thousand Dollars ($50,000.00), in which event the full amount of such valid claims shall be actionable, up to the Cap (as defined in this Section), and (b) written notice containing a description of the specific nature of such breach shall have been given by Buyer to Seller prior to the expiration of said three (3) month period and an action shall have been commenced by Buyer against Seller within six (6) months of Closing. Buyer agrees to first seek recovery under any applicable insurance policies, service contracts and/or Leases prior to seeking recovery from Seller, and Seller shall not be liable to Buyer to the extent Buyer’s claim is satisfied from such insurance policies, service contracts or Leases. As used herein, the term “Cap” shall mean the total aggregate amount of Five Hundred Thousand Dollars ($500,000.00).

Section 5.3 Covenants of Seller

Seller hereby covenants with Buyer as follows:

(a) Property Maintenance. From the Effective Date hereof until the Closing or earlier termination of this Agreement, Seller shall use reasonable efforts operate and maintain the Property in a manner generally consistent with the manner in which Seller has operated and maintained the Property prior to the Effective Date. Notwithstanding anything in this Agreement to the contrary, Seller shall not voluntarily cause or create any lien, encumbrance, easement, right or other matter materially affecting title to the Property (each, an “Intervening Lien”) unless such Intervening Lien is consented to by Buyer in writing.

(b) Leasing. Following the Effective Date and other than an Approved Lease, Seller shall not enter into any amendment, renewal or expansion of the existing Lease or of any new Lease respecting the Property (as applicable, each a “New Lease Document”) without the written approval of Buyer, which approval shall not be unreasonably withheld. At Closing, Buyer shall reimburse Seller for any Tenant Inducement Costs, Leasing Commissions or other expenses, including legal fees, incurred by Seller pursuant to any and all New Lease Documents approved (or deemed approved) by Buyer pursuant hereto as provided in Section 4.5.

(c) Restrictive Covenant Estoppel. SNDA. Seller shall use commercially reasonable efforts to obtain and deliver (a) an estoppel form from each party entitled to enforce any restrictive covenants encumbering the property (“Restrictive Covenant Estoppel”); and (b) a subordination, nondisturbance and attornment agreement on the form to be provided by the Buyer prior to the Effective Date from each tenant (each, an “SNDA”); provided, however, that neither receipt of any Restrictive Covenant Estoppel or any SNDA shall be a condition precedent to Buyer’s obligation to proceed with the acquisition of the Property. Buyer shall provide Seller with any such SNDAs and/or Restrictive Covenant Estoppels prior to Seller using any efforts to obtain the same.

Section 5.4 Representations and Warranties of Buyer

Buyer hereby represents and warrants to Seller as of the Effective Date that Buyer has been duly organized and is validly existing and in good standing under the laws of its State of incorporation/formation and is in good standing in the State in which the Property is located. Buyer has the full right and authority to enter into this Agreement and to consummate or cause to be consummated the transaction contemplated by this Agreement. The person signing this Agreement on behalf of Buyer is authorized to do so. There is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Buyer which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transaction contemplated by this Agreement. Buyer is solvent, has timely and, to its knowledge, accurately filed all tax returns to be filed by it and Buyer is not in default in the payment of any taxes levied or assessed against it or any of its assets. The representations and warranties contained in this Section 5.4 shall be deemed to have been made again as of the Closing, subject to Section 4.2(f) hereof.

Section 5.5 Survival of Buyer’s Representations and Warranties

The representations and warranties of Buyer set forth in Section 5.4 hereof as updated as of the Closing in accordance with the terms of this Agreement, shall survive Closing for a period of nine (9) months. Buyer shall have no liability to Seller for a breach of any representation or warranty unless written notice containing a description of the specific nature of such breach shall have been given by Seller to Buyer prior to the expiration of said three (3) months’ period and an action shall have been commenced by Seller against Buyer within six (6) months of Closing.

Section 5.6 Covenant of Buyer

Seller may be selling the Property as part of a multi-property transaction to qualify as a tax-free exchange, including potentially a so-called reverse Starker exchange (“1031 Exchange”) under Section 1031 of the Internal Revenue Code of 1986, as amended. Buyer shall, to the extent provided below, cooperate with Seller’s reasonable request to allow Seller to attempt to qualify for the 1031 Exchange; provided, however, that Buyer’s obligation to cooperate with Seller shall be limited and conditioned as follows: (i) Buyer shall receive written notice from Seller at least five (5) business days prior to the scheduled Closing Date, which shall identify the parties involved in such 1031 Exchange and enclose all document for which Buyer’s signature shall be required; (ii) in no event shall Buyer be required to execute any document or instrument which may (A) subject Buyer to any additional liability or obligation to Seller or any other individual, entity or governmental agency, (B) diminish or impair Buyer’s rights under this Agreement, or (C) delay Closing for more than five (5) business days; (iii) Seller shall not be relieved of any of its obligations under this Agreement by reason of the 1031 Exchange and (iv) Buyer shall not be required to incur any additional costs or expenses in connection with the 1031 Exchange. Seller’s failure to effectuate any intended 1031 Exchange shall not relieve Seller from its obligations to consummate the purchase and sale transaction contemplated by this Agreement and the consummation of such 1031 Exchange shall not be a condition precedent to Seller’s obligations under this Agreement.

ARTICLE VI.
DEFAULT

Section 6.1 Default by Buyer

If the sale of the Property as contemplated hereunder is not consummated due to Buyer’s default hereunder, then Seller shall be entitled, as its sole and exclusive remedy, to terminate this Agreement and retain the Deposit as liquidated damages as more particularly set forth in Section 1.6 above. It shall be deemed a default by Buyer hereunder if Buyer, other than by reason of a Seller default or a failure of condition as set forth in Section 4.7 hereof, fails to consummate the transaction on the Closing Date.

Section 6.2 Default by Seller

If the sale of the Property as contemplated hereunder is not consummated due to Seller’s material default hereunder, then Buyer shall be entitled, as its sole and exclusive remedy, to either (a) receive the return of the Deposit, which return shall operate to terminate this Agreement and release Seller from any and all liability hereunder, except that in the event of a willful default on the part of Seller, Buyer may also seek damages from Seller for Buyer’s actual out of pocket costs in connection with this transaction, not to exceed Fifty Thousand Dollars ($50,000); or (b) enforce specific performance of Seller’s obligation to convey the Property to Buyer in accordance with the terms of this Agreement. The remedy of specific performance shall not be available to enforce any other obligation of Seller hereunder. Buyer expressly waives its rights to seek damages in the event of Seller’s default hereunder. Buyer shall be deemed to have elected to terminate this Agreement and receive the Deposit if Buyer fails to file suit for specific performance against Seller in a court having jurisdiction in the County and State in which the Property is located, on or before thirty (30) days following the date upon which Closing was to have occurred.

Section 6.3 Recoverable Damages

Notwithstanding Sections 6.1 and 6.2 hereof, in no event shall the provisions of Sections 6.1 and 6.2 limit the damages recoverable by either party against the other party due to the other party’s obligation to indemnify such party in accordance with this Agreement or the non-prevailing party’s obligation to pay the prevailing party’s reasonable attorneys’ fees and costs pursuant to Section 10.16 hereof.

ARTICLE VII.
RISK OF LOSS

Section 7.1 Minor Damage

In the event of loss or damage to the Property or any portion thereof which is not “Major” (as hereinafter defined), this Agreement shall remain in full force and effect provided that Seller shall assign to Buyer all of Seller’s right, title and interest in and to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question and the Purchase Price shall not be adjusted by reason thereof, but Buyer shall receive a credit for any deductible. Upon Closing, full risk of loss with respect to the Property shall pass to Buyer.

Section 7.2 Major Damage

Seller shall promptly notify Buyer of the occurrence of any “Major” loss or damage, which notice shall state the cost of repair or restoration thereof as opined by an architect or other qualified expert in accordance with Section 7.3 hereof. Buyer shall have the right, exercisable by giving written notice to Seller within fifteen (15) business days after receipt of Seller’s written notice, to terminate this Agreement in which event the provisions of Section 3.6 shall apply. If Buyer does not elect to terminate this Agreement within said fifteen (15) business day period, then Buyer shall be deemed to have elected to proceed with Closing. In that event Seller cause the Closing to occur promptly and assign to Buyer through Escrow all of Seller’s right, title and interest in and to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question and the Purchase Price shall not be adjusted by reason thereof, but Buyer shall receive a credit for any deductible. Upon Closing, full risk of loss with respect to the Property shall pass to Buyer.

Section 7.3 Definition of “Major” Loss or Damage

For purposes of Sections 7.1 and 7.2, “Major” loss or damage refers to the following: (a) loss or damage to the Property hereof such that the cost of repairing or restoring the premises in question to substantially the same condition which existed prior to the event of damage would be, in the opinion of an architect or other qualified expert selected by Seller and reasonably approved by Buyer, equal to or greater than One Million Dollars ($1,000,000.00); (b) any material loss due to a condemnation which permanently and materially impacts the current use of the Property; and (c) any casualty or condemnation which entitles a Major Tenant to terminate its lease. If Buyer does not give written notice to Seller of Buyer’s reasons for disapproving an architect or other qualified expert within five (5) business days after receipt of notice of the proposed architect or other qualified expert, then Buyer shall be deemed to have approved the architect or other qualified expert selected by Seller.

ARTICLE VIII.
COMMISSIONS

Section 8.1 Brokerage Commissions

With respect to the transaction contemplated by this Agreement, Seller and Buyer each represents to the other that to the best of its knowledge, no brokerage commission, finder’s fee or other compensation of any kind is due or owing to any person or entity, other than Grubb & Ellis Company (“Seller’s Broker”). Furthermore, Seller agrees to pay to Triple Net Properties Realty, Inc., a California corporation (“TNP Realty”) a real estate commission of Six Hundred Thousand Dollars ($600,000) if and only if Closing occurs. Except for Seller’s Broker, whose fees shall be paid by Seller pursuant to the terms of a separate written agreement between Seller and Seller’s Broker, and TNP Realty, who shall be paid by Seller as set forth above, each party hereby agrees that if any person or entity makes a claim for brokerage commissions or finder’s fees related to the sale of the Property by Seller to Buyer, and such claim is made by, through or on account of any acts or alleged acts of said party or its representatives, then said party will protect, indemnify, defend and hold the other party free and harmless from and against any and all loss, liability, cost, damage and expense (including reasonable attorneys’ fees) in connection therewith. Buyer specifically agrees that Seller shall only be responsible for the payment to TNT Realty set forth above, and any other amounts due TNT Realty shall be the responsibility of Buyer. The provisions of this paragraph shall survive Closing or any termination of this Agreement.

ARTICLE IX.
DISCLAIMERS AND WAIVERS

Section 9.1 AS IS SALE: DISCLAIMERS

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT:

(a) SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

(b) UPON CLOSING SELLER SHALL SELL AND CONVEY TO BUYER AND BUYER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS”. BUYER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, OFFERING PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER, THE MANAGERS OF THE PROPERTY, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING. ALL MATERIALS, DATA AND INFORMATION DELIVERED BY SELLER TO BUYER IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREBY ARE PROVIDED TO BUYER AS A CONVENIENCE ONLY AND ANY RELIANCE ON OR USE OF SUCH MATERIALS, DATA OR INFORMATION BY BUYER SHALL BE AT THE SOLE RISK OF BUYER, EXCEPT AS OTHERWISE EXPRESSLY STATED HEREIN. NEITHER SELLER, NOR ANY, AFFILIATE OF SELLER, NOR THE PERSON OR ENTITY WHICH PREPARED ANY REPORT OR REPORTS DELIVERED BY SELLER TO BUYER SHALL HAVE ANY LIABILITY TO BUYER FOR ANY INACCURACY IN OR OMISSION FROM ANY SUCH REPORTS. BUYER ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE PROPERTY IS BEING SOLD “AS IS.”

(c) BUYER REPRESENTS AND COVENANTS TO SELLER THAT BUYER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS BUYER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO.

(d) UPON CLOSING, BUYER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY BUYER’S INVESTIGATIONS, AND BUYER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH BUYER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY.

Section 9.2 Survival of Disclaimers

The provisions of this Article IX shall survive Closing or any termination of this Agreement.

ARTICLE X.
MISCELLANEOUS

Section 10.1 Confidentiality

Buyer and its representatives shall hold in confidence all data and information obtained from Seller or its agents with respect to Seller or its business (other than data and information which is publicly available), whether obtained before or after the execution and delivery of this Agreement, and shall not disclose the same to others; provided, however, that Buyer may disclose such data and information to the employees, lenders, prospective investors and their representatives, consultants, accountants, and attorneys of Buyer if such persons agree in writing to treat such data and information confidentially. If this Agreement is terminated or Buyer fails to perform hereunder, Buyer shall promptly return to Seller any statements, documents, schedules, exhibits or other written information obtained from Seller in connection with this Agreement or the transaction contemplated herein. In the event of a breach or threatened breach by Buyer or its agents or representatives of this Section 10.1, Seller shall be entitled to an injunction restraining Buyer or its agents or representatives from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Seller from pursuing any other available remedy at law or in equity for such breach or threatened breach. The provisions of this Section 10.1 shall survive Closing or any termination of this Agreement.

Section 10.2 Public Disclosure

Prior to and after the Closing, any release to the public of information with respect to the sale contemplated herein or any matters set forth in this Agreement will be made only in the form approved by Buyer and Seller. The provisions of this Section 10.2 shall survive the Closing or any termination of this Agreement.

Section 10.3 Assignment

Subject to the provisions of this Section 10.3, the terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the parties hereto. Buyer may not assign its rights under this Agreement without first obtaining Seller’s written approval, which approval may be given or withheld in Seller’s sole discretion; provided that Buyer may assign this Agreement to an entity controlled or managed by Buyer without relieving Buyer of its obligations under this Agreement. In addition, Buyer shall have the right to designate up to thirty-five (35) entities who are not contract assignees to be the grantees on the Deed, who will take title the Property as tenants in common; provided that the Buyer shall have provided such designation instruction and the list of such designees and their respective percentage interests no later than one (1) business day before Closing.

Section 10.4 Notices

Any notice pursuant to this Agreement shall be given in writing by (a) personal delivery, (b) reputable overnight delivery service with proof of delivery, (c) United States Mail, postage prepaid, registered or certified mail, return receipt requested, or (d) legible facsimile transmission with a confirmation sheet, sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith. Any notice so given shall be deemed to have been given upon receipt or refusal to accept delivery, or, in the case of facsimile transmission, as of the date of the facsimile transmission provided that an original of such facsimile is also sent to the intended addressee by means described in clauses (a), (b) or (c) above. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

If to Seller:	PS Business Parks, L.P. 701 Western Avenue, Suite 200 Glendale, California 91201 Attention: Brett Franklin Telephone No.: (818)244-8080 Facsimile No.: (818) 242-0566

with a copy to:Wilmer Cutler Pickering Hale and Dorr LLP

1801 Pennsylvania Avenue NW Washington, DC 20006 Telephone No.: (202) 247-3000 Facsimile No.: (202) 663-6363

If to Buyer:	Theresa Hutton Triple Net Properties, LLC 1551 N. Tustin Avenue, Suite 200 Santa Ana, CA 92705 (714) 667-8252 (714) 667-6860 Fax

with a copy to:Joseph J. McQuade, Esquire

Hirschler Fleischer 701 East Byrd Street, 16th Floor Richmond, VA 23219 (804) 771-9502 (804) 644-0957 Fax

Section 10.5	Modifications

This Agreement cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.

Section 10.6 Entire Agreement

This Agreement, including the exhibits and schedules hereto, contains the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersedes all prior written or oral agreements and understandings between the parties pertaining to such subject matter.

Section 10.7 Further Assurances

Each party agrees that it will execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate the transaction contemplated by this Agreement. The provisions of this Section 10.7 shall survive Closing.

Section 10.8 Counterparts

This Agreement may be executed in counterparts, all such executed counterparts shall constitute the same agreement, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

Section 10.9 Facsimile Signatures

In order to expedite the transaction contemplated herein, telecopied signatures may be used in place of original signatures on this Agreement or any document delivered pursuant hereto (other than the Deed, the notarized original of which shall be required prior to Closing). Seller and Buyer intend to be bound by the signatures on the telecopied document, are aware that the other party will rely on the telecopied signatures, and hereby waive any defenses to the enforcement of the terms of this Agreement based on the form of signature. Following any facsimile transmittal, the party shall promptly deliver the original instrument by reputable overnight courier in accordance with the notice provisions of this Agreement.

Section 10.10 Severability

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect; provided that the invalidity or unenforceability of such provision does not materially adversely affect the benefits accruing to any party hereunder.

Section l0.1l Applicable Law

This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to any principal or rule of law that would require the application of the law of any other jurisdiction. Buyer and Seller agree that the provisions of this Section 10.11 shall survive the Closing or any termination of this Agreement.

Section 10.12 No Third-Party Beneficiary

The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Buyer only and are not for the benefit of any third party; and, accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

Section 10.13 Captions

The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.

Section 10.14 Construction

The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to take effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

Section 10.15 Recordation

This Agreement many not be recorded by any party hereto without the prior written consent of the other party hereto. The provisions of this Section 10.15 shall survive the Closing or any termination of this Agreement.

Section 10.16 Attorneys’ Fees

Notwithstanding anything to the contrary in this Agreement, in the event either party files a lawsuit or demand for arbitration or other legal action (including in bankruptcy court) in connection with this Agreement, or any provisions contained herein, then the party that prevails in such action shall be entitled to recover, in addition to all other remedies to which it is entitled, reasonable attorneys’ fees and costs incurred in such action. Any court costs and attorneys’ fees shall be set by the court or arbitrator and not by jury. The provisions of this Section 10.16 shall survive the Closing or any termination of this Agreement.

Section 10.17 Time of the Essence

Time is of the essence of each and every provision of this Agreement.

Section 10.18 Joint and Several Liability

If more than one person or entity is the “Buyer” under this Agreement, the liability of such persons and/or entities shall be joint and several.

Section 10.19 STATUTORY DISCLAIMER

THE PROPERTY DESCRIBED IN THIS INSTRUMENT MAY NOT BE WITHIN A FIRE PROTECTION DISTRICT PROTECTING STRUCTURES. THE PROPERTY IS SUBJECT TO LAND USE LAWS AND REGULATIONS, WHICH, IN FARM OR FOREST ZONES, MAY NOT AUTHORIZE CONSTRUCTION OR SITING OF A RESIDENCE AND WHICH LIMITS LAWSUITS AGAINST FARMING OR FOREST PRACTICE AS DEFINED IN ORS 30.930 IN ALL ZONES. BEFORE SIGNING OR ACCEPTING THIS INSTRUMENT, THE PERSON ACQUIRING FEE TITLE TO THE PROPERTY SHOULD CHECK WITH THE APPROPRIATE CITY OR COUNTY PLANNING DEPARTMENT TO VERIFY APPROVED USES AND EXISTENCE OF FIRE PROTECTION FOR STRUCTURES.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

SELLER:

PS BUSINESS PARKS, L.P., a California limited partnership

By: PS BUSINESS PARKS, INC., a

California corporation, its sole general partner

By: /s/ Edward Stokx
Name: Edward Stokx
Title: CFO

BUYER:

Triple Net Properties, LLC, a Virginia limited liability company

By: /s/ Louis Rogers

Name: LOUIS ROGERS Title: PERSIDENT

Escrow Holder hereby acknowledges that it has received a fully executed or executed counterparts of the foregoing Agreement and agrees to act as Escrow Holder thereunder and to be bound by the provisions thereof.

ESCROW HOLDER:

CHICAGO TITLE COMPANY

By:      Date:      , 2005

Name:	________________________________________
Title:	_______________________________________
	Escrow No.	—
	Escrow Officer:	Kandy Knotts
Telephone No.: (909) 384-7857
Fax No.: (909) 384-7876
	Address for Notices:	Chicago Title Company
560 E. Hospitality Lane, San Bernardino, Ca. 92408
	Escrow Account:	—
	Bank:	—
	ABA No.:	—
	Routing Information:	—